EXHIBIT m(2)

                          FORM OF AMENDED AND RESTATED
                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                               FOR CLASS B SHARES

                              OF THE MAINSTAY FUNDS

         WHEREAS, The MainStay Funds (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, shares of beneficial interest of the Trust are currently divided into a number of separate series (individually, a "Fund," and collectively, the "Funds") as set forth in Schedule A, as amended from time to time; and

         WHEREAS, the Trust and NYLIFE Distributors entered into a Plan of Distribution pursuant to Rule 12b-1 (the "Plan") effective October 21, 1997, as revised from time to time; and

         WHEREAS, the Trustees of the Trust determined that there is a reasonable likelihood that adoption of the Plan will benefit the Trust, each Fund and its respective shareholders; and

         WHEREAS, the Trust employs NYLIFE Distributors Inc. ("NYLIFE Distributors") as distributor of the securities of which it is the issuer, including Class B shares of each Fund; and

         WHEREAS, the Trust and NYLIFE Distributors have entered into an Amended and Restated Master Distribution Agreement, dated August 1, 2002, pursuant to which the Trust employs NYLIFE Distributors in such capacity during the continuous offering of Class B shares of the Trust; and

         WHEREAS, this Plan of Distribution pursuant to Rule 12b-1 amends and restates, in its entirety, the Plan of Distribution pursuant to Rule 12b-1 effective as of October 21, 1997, as revised from time to time, in order to reflect certain ministerial changes designed to facilitate the administration of the Plan;

         NOW, THEREFORE, the Trust hereby adopts on behalf of each Fund, and NYLIFE Distributors hereby agrees to the terms of, this Plan of Distribution in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1. Each Fund shall pay to NYLIFE Distributors, as the distributor of securities of which the Fund is the issuer, a fee for distribution of the Class B shares of the Fund at an annual rate, as set forth opposite each Fund's name on Schedule A, of the Fund's average daily net assets attributable to the Fund's Class B shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. ("NASD"). If this Plan is terminated, a Fund will owe no payments to NYLIFE Distributors other than any portion of the distribution fee accrued through the effective date of termination but then unpaid.

2. The amount set forth in paragraph 1 of this Plan shall be paid for NYLIFE Distributors' services as distributor of the Class B shares of each Fund in connection with any activities or expenses primarily intended to result in the sale of Class B shares of the Fund, including, but not limited to, compensation to registered representatives or other employees of NYLIFE Distributors and its affiliates, including NYLIFE Securities Inc., and to other broker-dealers that have entered into a Soliciting Dealer Agreement with NYLIFE Distributors, compensation to and expenses of employees of NYLIFE Distributors who engage in or support distribution of the Fund's Class B shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; administrative services and expenses; and profit on the foregoing.

3. Each Fund will pay to NYLIFE Distributors, in addition to the distribution fee, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Class B shares of the Fund (the "Service Fee") as compensation for "service activities" (as defined below) rendered to shareholders of the Fund. Such Service Fee shall be calculated daily and paid monthly or at such other intervals as the Board shall determine.

        For purposes of this Plan, "service activities" shall mean activities in connection with the provision of personal, continuing services to investors in a Fund, excluding transfer agent and subtransfer agent services for beneficial owners of Fund Class B shares, aggregating and processing purchase and redemption orders, providing beneficial owners with share account statements, processing dividend payments, providing subaccounting services for Class B shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the NASD adopts a definition of "service activities" for purposes of Conduct Rule 2830 that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of NYLIFE Distributors related to its "service activities," including telephone and other communications expenses, may be included in the amounts expended for such activities.

4. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-l Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

5. This Plan of Distribution shall continue in full force and effect as to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.



                                       2
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6. NYLIFE Distributors shall provide to the Trustees of the Trust and the
Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

7. This Plan may be terminated as to a Fund at any time, without payment of any penalty, by vote of a majority of the Rule 12b-l Trustees, or by a vote of a majority of the outstanding voting securities of the Fund on not more than 30 days' written notice to any other party to this Plan.

8. This Plan may not be amended to increase materially the amount of compensation provided for herein unless such amendment is approved in the manner provided for initial approval in paragraph 4 hereof, and no material amendment to this Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 5 hereof.

9. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

11 The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or the Fund under this Plan, and NYLIFE Distributors or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the Fund in settlement of such right or claim, and not to such Trustees or shareholders.

         IN WITNESS WHEREOF, the Trust, on behalf of each Fund, and NYLIFE Distributors have executed this amended and restated Plan of Distribution as of the 1st day of August, 2002, to be effective August 1, 2002.


                                           THE MAINSTAY FUNDS


                                           By:
                                               ---------------------------------
                                           Name:
                                           Title:

                                           NYLIFE DISTRIBUTORS INC.



                                           By:
                                               ---------------------------------
                                           Name:
                                           Title:

                                   SCHEDULE A

                   (Amended and Restated as of August 1, 2002)


FUND                                           DISTRIBUTION FEE
------------------------------------           ----------------
Capital Appreciation Fund                            .75%
International Equity Fund                            .75%
Convertible Fund                                     .75%
Total Return Fund                                    .75%
Value Fund                                           .75%
Government Fund                                      .75%
High Yield Corporate Bond Fund                       .75%
International Bond Fund                              .75%
Tax Free Bond Fund                                   .25%
Strategic Income Fund                                .75%
Strategic Value Fund                                 .75%
Blue Chip Growth Fund                                .75%
Research Value Fund                                  .75%
Small Cap Value Fund                                 .75%
Growth Opportunities Fund                            .75%
Small Cap Growth Fund                                .75%
Equity Income Fund                                   .75%
Global High Yield Fund                               .75%
MAP Fund                                             .75%
Mid Cap Growth Fund                                  .75%
Select 20 Fund                                       .75%
U.S. Large Cap Equity                                .75%